SCHEDULE 14A

                            (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT

                       SCHEDULE 14a INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.    )

  Filed by the registrant  [ X ]

  Filed by a party other than the registrant [   ]

  Check the appropriate box:

  [    ]  Preliminary proxy statement

  [X   ]  Definitive proxy statement

  [    ]  Definitive additional materials

  [    ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  SOUTH ALABAMA BANCORPORATION, INC.

              __________________________________________

             (Name of Registrant as Specified in its Charter)

                                  N/A
     -------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of filing fee (Check the appropriate box):


[ X ]     No fee required

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

(1)       Title of each class of securities to which transaction applies:


(2)       Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


(4)       Proposed maximum aggregate value of transaction:


(5)       Total fee paid:


[   ]     Fee paid previously with preliminary materials.
[   ]     Check box if any party of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)       Amount previously paid:


(2)       Form, schedule or registration statement no.:


(3)       Filing party:


(4)       Date filed:





South Alabama Bancorporation, Inc.
Post Office Box 3067
Mobile, Alabama 36652
Telephone 334/431-7800

                                                  F. MICHAEL JOHNSON
                                                  CHIEF FINANCIAL OFFICER
                                                  AND SECRETARY




To the Shareholders of
South Alabama Bancorporation, Inc.

  NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of the Shareholders of South Alabama Bancorporation, Inc. will be held at 100 St. Joseph Street, Mobile, Alabama, on May 11, 2000, at 10:00 a.m., C.D.T., for the purpose of considering and voting upon the following matters:

  1. Election of Directors. Election as directors of the eighteen nominees named in the enclosed Proxy Statement.

  2. Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

  Only those shareholders of record at the close of business on March 24, 2000, shall be entitled to notice of and to vote at the meeting.

  We hope very much that you will attend the meeting, but, whether you plan to attend or not, we would appreciate your signing and returning the enclosed Proxy. Should you attend the meeting in person, the Proxy can be revoked at your request.

  Management sincerely appreciates your support and cooperation, and we earnestly solicit your continued help during 2000.

                                     By Order of the Board of Directors,



                                     /s/F. Michael Johnson
                                     F. Michael Johnson
                                     Chief Financial Officer
                                     and Secretary







NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.

                   SOUTH ALABAMA BANCORPORATION, INC.
              100 St. Joseph Street, Mobile, Alabama 36602
                             PROXY STATEMENT
            Annual Meeting, May 11, 2000, 10:00 a.m., C.D.T.

  This Proxy Statement and the enclosed Proxy are first being mailed on or about April 10, 2000, to shareholders of South Alabama Bancorporation, Inc. ("South Alabama") in connection with the solicitation of proxies by the Board of Directors of South Alabama for use at the Meeting of Shareholders on May 11, 2000, and any adjournment thereof.

  South Alabama is the parent company and owner of 100% of the stock of South Alabama Bank, (the "Mobile Bank"), headquartered in Mobile, Alabama, First National Bank, Brewton (the "Brewton Bank"), located in Brewton, Alabama, The Monroe County Bank (the "Monroeville Bank"), headquartered in Monroeville, Alabama, The Commercial Bank of Demopolis (the "Demopolis Bank"), headquartered in Demopolis, Alabama, Sweet Water State Bank (the "Sweet Water Bank"), headquartered in Sweet Water, Alabama and South Alabama Trust Company, Inc. (the "Trust Company"), headquartered in Mobile, Alabama.

                            VOTING SECURITIES

  South Alabama's only class of stock outstanding is its Common Stock, $.01 par. All shareholders of record at the close of business March 24, 2000, will be entitled to vote their shares on any matter brought before the meeting. The number of shares of South Alabama Common Stock outstanding on March 24,
2000, was 8,587,055.   Each share is entitled to one vote. Cumulative voting
is not permitted in the election of directors.

                     Security Ownership of Directors,
                  Nominees, 5% Shareholders and Officers

  As of the record date there were no known 5% shareholders of South Alabama. The tabulation below reflects the number of shares beneficially owned by (i) each director and nominee of South Alabama; (ii) the executive officers named in the Summary Compensation Table; and (iii) the directors and officers of South Alabama as a group.

                                            Number of Shares and Nature of
                                            Beneficial Ownership as of March 24, 2000(1)

                                          Voting/Investment Power                        Percentage
Name of Beneficial Owner or Group         -----------------------                        of Total
(and Address of 5% Shareholders)          Sole          Shared           Aggregate       Outstanding(2)
                                          ----------   ----------
John B. Barnett, III . . . . . . . . . . .94,628        70,484(3)        165,112         1.92%
Stephen G. Crawford  . . . . . . . . . . .88,000        46,950(4)        134,950         1.57
Haniel F. Croft  . . . . . . . . . . .    17,743(5)          0            17,743          .20
David C. De Laney  . . . . . . . . . . . .19,500        39,350(6)         58,850          .68
Lowell J. Friedman . . . . . . . . . . . 110,299         5,000(7)        115,299         1.34
Broox G. Garrett, Jr. (8). . . . . . . . . 6,541        76,959(9)         83,500          .97
W. Dwight Harrigan . . . . . . . . . . . 213,250        30,000(10)       243,250         2.83
James P. Hayes, Jr . . . . . . . . . . . . 5,115        37,618(11)        42,733          .49
Clifton C. Inge (12) . . . . . . . . . . .37,950             0            37,950          .44
Jack O. Kerby, Sr (13)(14) . . . . . . . .38,643        18,534(15)        57,177          .66
W. Bibb Lamar, Jr .  . . . . . . . . .    89,542(16)     1,342(17)        90,884         1.04
Stratton F. Lewis, Jr.(14)(18) . . . . . .34,787        36,188(19)        70,975          .82
Richard S. Manley. . . . . . . . . . . . .25,000             0            25,000          .29
Kenneth R. McCartha  . . . . . . . . . . . 5,000             0             5,000          .05
Thomas E. McMillan, Jr.(20). . . . .     103,805(21)   309,459(22)       413,264         4.81
J. Richard Miller, III (23)  . . . .     167,913(24)         0           167,913         1.95
Harris V. Morrissette(12). . . . . . . . .16,804             0            16,804          .19
J. Stephen Nelson  . . . . . . . . . .    51,921(25)       592(26)        52,513          .59
Paul D. Owens, Jr.(20) . . . . . . . . . .71,092       256,880(27)       327,972         3.81
Earl H. Weaver (8)(23) . . . . . . . . . .59,421        46,038(28)       105,459         1.22
A.G. Westbrook . . . . . . . . . . . . . .16,356        30,338(29)        46,694          .54

All directors and officers of of South
Alabama as a group (24 persons) . . .  1,358,940        833,721        2,192,661(30)    25.00%

  (1) The number of shares reflected encompasses shares that, under applicable regulations, are deemed to be beneficially owned. Shares deemed to be beneficially owned, under those regulations, include shares as to which, through any contract, relationship, arrangement, understanding, or otherwise, either voting power or investment power is held or shared directly or indirectly. Shares deemed to be beneficially owned also include shares which may be acquired within sixty days. The total number of shares beneficially owned is broken down, when applicable, into the following two categories: (i) shares as to which voting power/investment power is held solely; and (ii) shares as to which voting power/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned as a percentage of outstanding shares on the record date.

  (2) The percentage calculations for Mr. Nelson, Mr. Lamar and Mr. Croft assume that all 128,038 shares subject to their exercisable outstanding options at March 24, 2000, were outstanding. The percentage calculation for all directors and officers of South Alabama, as a group, assumes that all 182,538 shares subject to exercisable outstanding options at March 24, 2000, were outstanding.

  (3) Includes 11,232 shares owned by Mr. Barnett's wife and 59,252 shares held by Mr. Barnett as co-trustee of three separate irrevocable trusts for his three children. Mr. Barnett disclaims beneficial ownership of these shares.

  (4) Includes 35,500 shares owned by the trustee of Mr. Crawford's self-directed subaccount of his law firm's retirement plan. The figure also includes the following shares as to which Mr. Crawford disclaims any actual beneficial ownership: 4,500 shares owned by Mr. Crawford as trustee for two of his children; 3,700 shares owned by his wife; and 3,250 shares owned by his wife as custodian for two of his children under the Uniform Transfers to Minors Act.

  (5) Includes 14,500 shares subject to purchase within 60 days pursuant to options granted to Mr. Croft, as to which he would have sole voting and investment power.

  (6) All such shares are owned by the trustee of Mr. De Laney's employer's retirement plan. Mr. De Laney may be deemed to share voting and investment power with respect to those shares.

  (7) All such shares are owned by Mr. Friedman's wife.

  (8) Mr. Garrett and Mr. Weaver are first cousins.

  (9) Includes 67,233 shares owned by Mr. Garrett as trustee of the Broox G.
Garrett Family Trust and 9,726 shares owned jointly with his wife.

  (10) All such shares are owned by Mr. Harrigan's wife as trustee of two separate trusts of which Mr. Harrigan's children are the beneficiaries. Mr.
Harrigan may be deemed to share voting and investment power with respect to those shares.

  (11) All such shares are owned by Mr. Hayes as co-trustee of the Elizabeth
Brannon Hayes Marital Trust.

  (12) Mr. Inge is Mr. Morrissette's uncle.

  (13) Mr. Kerby is the father of J. Olen Kerby, Jr., an executive officer of South Alabama.

  (14) Mr. Kerby is Mr. Lewis' uncle.

  (15) All such shares are owned by Mr. Kerby's wife.

  (16) Includes 64,000 shares subject to purchase within 60 days pursuant to options granted to Mr. Lamar, as to which he would have sole voting and investment power.

  (17) Includes 1,125 shares owned by Mr. Lamar as custodian under the Uniform Transfers to Minors Act and 217 shares owned by his wife through her self-directed IRA account.

  (18) Mr. Lewis is the first cousin of J. Olen Kerby, Jr., an executive officer of South Alabama.

  (19) Includes 33,128 shares owned jointly by Mr. Lewis with his son, 4,491 as to which he disclaims any actual beneficial ownership, and 3,060 shares owned jointly by Mr. Lewis with his mother, all as to which he disclaims any actual beneficial ownership.

  (20) Mr. McMillan and Mr. Owens are brothers-in-law.

  (21)  Includes 44,400 shares owned by Thomas, Ltd., a limited partnership.
Mr. McMillan is managing general partner of the partnership.

  (22) Includes 172,434 shares owned by McMillan, Ltd., a limited partnership of which Mr. McMillan is a managing partner, and 108,054 shares and 28,971 shares owned by Mr. McMillan as co-trustee under the wills of his grandmother and grandfather, respectively.

  (23) Mr. Miller is Mr. Weaver's wife's first cousin.

  (24) Includes 167,178 shares owned by Miller Investments, a general partnership. Mr. Miller is Managing Partner of the partnership.

  (25) Includes 49,538 shares subject to purchase within 60 days pursuant to options granted to Mr. Nelson, as to which he would have sole voting and investment power.

  (26) All such shares are owned by Mr. Nelson's wife.

  (27) Includes 172,434 shares owned by McMillan, Ltd., a limited partnership of which Mr. Owens is a managing partner, 69,100 shares owned as trustee of two revocable management trusts for his daughters, 6,264 shares owned jointly with his wife and 9,082 shares owned by his wife.

  (28) Includes 41,547 shares owned by Mr. Weaver's wife, as to which Mr.
Weaver disclaims any actual beneficial ownership, and 4,441 shares owned jointly with his wife.

  (29) Includes 7,063 shares owned by Mr. Westbrook's wife, as to which Mr.
Westbrook disclaims any actual beneficial ownership, and 23,275 shares owned jointly with his wife.

  (30) Includes 182,538 shares subject to purchase within 60 days pursuant to options granted to officers of South Alabama, as to which they would have sole voting and investment power.

          Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires that South Alabama's directors and executive officers, and persons who own more than ten percent of South Alabama's common stock, file with the Securities and Exchange Commission reports relating to their ownership and changes in ownership of common stock and other equity securities of South Alabama. Management believes, based solely upon information furnished to South Alabama and written representations that no other reports were required, that all persons subject to the reporting requirements of Section 16(a) during 1999 filed the reports on a timely basis.


                           ELECTION OF DIRECTORS

                              Number and Term

  The Bylaws of South Alabama provide that the number of directors to be elected at the Annual Meeting will be fixed by resolution of the Board of Directors. The Board has adopted a resolution fixing at eighteen the number of directors to be elected at the 2000 Annual Meeting. The directors so elected will serve a term of one year.

                                 Nominees

  The persons named below are the Board's nominees for election as directors, and each has agreed to serve if elected. All nominees are members of the current South Alabama Board of Directors.

John B. Barnett, III
A South Alabama director since 1996
Mr. Barnett, age 47, has been Executive Vice President since 1996 of South Alabama, Chairman since 1994, and a director since 1983, of the Monroeville Bank and a director since 1998 of the Trust Company. Mr. Barnett is a member of the law firm of Barnett, Bugg, Lee & Holzborn, L.L.C., Monroeville, Alabama, and has practiced law since 1983. From 1989 to 1994, Mr. Barnett was Vice Chairman of the Monroeville Bank. From 1983 until its merger with South Alabama, Mr. Barnett served as Vice President and a director of the Monroeville Bank's holding company.

Stephen G. Crawford
A South Alabama director since 1985
Mr. Crawford, age 60, a member of the law firm Hand Arendall, L.L.C., Mobile, Alabama, has practiced law since 1964. Mr. Crawford has been a director of the Mobile Bank since 1986 and a director since 1998 of the Trust Company.

Haniel F. Croft
A South Alabama director since 1996
Mr. Croft, age 59, has been President since 1979, Chief Executive Officer since 1988, and a director since 1972, of the Monroeville Bank. From 1982 until its merger with South Alabama, Mr. Croft served as Vice President and a director of the Monroeville Bank's holding company.

David C. De Laney
A South Alabama director since 1985
Mr. De Laney, age 52, is President of First Small Business Investment Company of Alabama, Mobile, Alabama, a position he has held since 1978. Mr. De Laney has been a director of the Mobile Bank since 1986.

Broox G. Garrett, Jr.
A South Alabama director since 1993
Mr. Garrett, age 51, is an attorney and partner in the law firm of Thompson, Garrett and Hines, L.L.P., Brewton, Alabama, where he has been employed since 1973. Mr. Garrett has been a director of the Brewton Bank since 1983 and a director of the Trust Company since 1998.

W. Dwight Harrigan
A South Alabama director since 1997
Mr. Harrigan, age 62, has alternated annually, since 1983, as President and Executive Vice President of Scotch Lumber Company, Fulton, Alabama. Mr. Harrigan has also served, since 1987, as Chairman of Harrigan Lumber Company, Monroeville, Alabama. Mr. Harrigan has been a director of the Mobile Bank since 1986.

James P. Hayes, Jr.
A South Alabama director since 1993
Mr. Hayes, age 52, is Senior Advisor to the Governor of the State of Alabama, a position he has held since December 1999. From January-December, 1999, Mr. Hayes served as Revenue Commissioner for the State of Alabama. He is also a financial consultant and has served as President of J.P. Hayes & Company, Inc., Birmingham, Alabama, since 1985. Mr. Hayes has served since 1985 as a director of the Brewton Bank.

Clifton C. Inge
A South Alabama director since 1985
Mr. Inge, age 63, has served since 1999 as a consultant for Willis of Mobile, Inc., Mobile, Alabama, a subsidiary of Willis Group Limited,insurance brokers. Mr. Inge is retired Chairman of the Board of Willis of Mobile, Inc., a position he held from 1991-1998. Mr. Inge has been a director of the Mobile Bank since 1986 and a director of the Trust Company since 1998.

W. Bibb Lamar, Jr.
A South Alabama director since 1989
Mr. Lamar, age 56, has been President, Chief Executive Officer and a director of South Alabama since 1989 and Chairman since 1998, Chief Executive Officer and a director since 1989 of the Mobile Bank. Mr. Lamar has also been a director of the Trust Company since 1998. Mr. Lamar served as President of the Mobile Bank from 1989-1998.

Stratton F. Lewis, Jr.
A South Alabama director since 1999
Mr. Lewis, age 50, has been Executive Vice President of South Alabama since 1999, Chairman since 1994, and President, CEO and a director since 1987 of the Sweet Water Bank. Mr. Lewis served as Chairman, from 1994-1999 and President, CEO and director from 1987-1999 of Sweet Water Bank's holding company prior to its merger with South Alabama.

Richard S. Manley
A South Alabama director since 1999
Mr. Manley, age 67, is a partner in the law firm of Manley, Traeger, Perry & Stapp, Attorneys, Demopolis, Alabama, where he has practiced law since 1958. Mr. Manley has served as a director of the Demopolis Bank since 1985.

Kenneth R. McCartha
A South Alabama director since 1997
Mr. McCartha, age 62, retired in 1996 as Superintendent of Banks, State of Alabama Banking Department, a position he held by gubernatorial appointment from 1993 until his retirement.

Thomas E. McMillan, Jr.
A South Alabama director since 1985
Mr. McMillan, age 51, has been President of the general partner of Smackco, Ltd., Brewton, Alabama, a limited partnership engaged in oil and gas development, since 1974. Mr. McMillan has been a director of the Brewton Bank since 1977.

J. Richard Miller, III
A South Alabama director since 1991
Mr. Miller, age 53, has been managing partner since 1992 of Miller Investments, a Brewton, Alabama partnership engaged in private investments. Mr. Miller has been a director of the Brewton Bank since 1990 and a director of the Mobile Bank since 1991.

Harris V. Morrissette
A South Alabama director since 1997
Mr. Morrissette, age 40, has been president of Marshall Biscuit Company, Inc., Mobile, Alabama, since 1994 and has also served as Chairman of Azalea Aviation, Inc. since 1993. Mr. Morrissette has been a director of the Mobile Bank since 1990. Mr. Morrissette is also a director of the following companies that file reports with the Securities and Exchange Commission:
Energy South and The Williamsburg Investment Trust.

J. Stephen Nelson
A South Alabama director since 1993
Mr. Nelson, age 62, has been Chairman since 1993 of South Alabama and Chairman, since 1993, and a director, since 1979, of the Brewton Bank and has also been a director of the Trust Company since 1998. Mr. Nelson served as Chief Executive Officer of the Brewton Bank from 1984-1998.

Paul D. Owens, Jr.
A South Alabama director since 1997
Mr. Owens, age 54, is an attorney in the private practice of law in Brewton, Alabama, where he has practiced since 1970. Mr. Owens has been a director of the Mobile Bank since 1986.

Earl H. Weaver
A South Alabama director since 1993
Mr. Weaver, age 61, has been the sole proprietor of Earl H. Weaver Management Services, a timber, oil, gas and general management concern, since 1979. Mr. Weaver has served since 1981 as a director of the Brewton Bank and since 1998 as a director of the Trust Company.


  Although the Board of Directors does not contemplate that any nominee named on pages 6-7 will be unavailable for election, if vacancies occur unexpectedly, the shares covered by the Proxy will be voted for the Board's substitute nominees, if any, or in such other manner as the Board of Directors deems advisable.

  The Bylaws of South Alabama permit the Board of Directors, between annual meetings of shareholders, to increase the membership of the Board and to fill any position so created and any vacancy otherwise occurring. Any new director so elected holds office until the next annual shareholders' meeting.


                   DIRECTOR COMMITTEES AND ATTENDANCE

  The South Alabama Board of Directors held six meetings during 1999. The Board has the following standing committees: Executive, Audit and Personnel/Compensation. The Executive Committee (whose members presently are Messrs. Barnett, Crawford, Friedman, Lamar, McMillan, Miller, Nelson and Weaver) between meetings of the Board may exercise all powers of the Board except as limited by the Bylaws. Actions taken by the Executive Committee are subject to ratification by the Board at its next regular meeting. There were no meetings of the Executive Committee in 1999.

  The Audit Committee (whose members presently are Messrs. De Laney, Friedman and Garrett) reviews the scope and plan of internal and external audits, audit results and the adequacy of internal accounting controls and makes recommendations to the Board on the appointment of outside accountants.
The committee held three meetings in 1999.

          The Personnel/Compensation Committee (whose members presently are Messrs. Crawford, Hayes, Inge and McMillan) sets compensation for officers of South Alabama and certain officers of its subsidiaries and reviews guidelines within which the subsidiary Boards of Directors fix compensation. The committee held four meetings in 1999. During 1999, director Manley attended fewer than 75% of the total number of meetings of the Board of Directors of South Alabama and meetings of committees of which he was a member.

  Each subsidiary has standing committees composed of directors from their respective Boards. The Mobile Bank, Brewton Bank, Monroeville Bank, Demopolis Bank and Sweet Water Bank all have a Finance (or Loan), Audit and Personnel (or Salary) Committee. In addition, the Mobile Bank and the Brewton Bank have Directors Nominating Committees, the Mobile Bank has an Executive Committee, and the Trust Company has a Trust Audit Committee.


                         EXECUTIVE COMPENSATION

Compensation

 The table below reflects annual compensation for W. Bibb Lamar, Jr., J. Stephen Nelson, Haniel F. Croft, Stratton F. Lewis, Jr. and W. Gaillard Bixler for services rendered in 1999, 1998 and 1997 to South Alabama, the Mobile Bank, the Monroeville Bank, the Sweet Water Bank and the Brewton Bank.

                                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation(1)             Long Term Compensation
                                    ----------------------------------     ---------------------------------------
                                                                           Awards
                                                                           Shares Underlying    All Other
Name and Principal Position         Year     Salary($)(2)  Bonus($)(3)     Options/SARs(4)      Compensation($)(5)

W. Bibb Lamar, Jr.                  1999     $150,000      $40,000         10,000               $13,360
 CEO, President and Director,       1998     $141,000      $35,000         11,250               $11,721
 South Alabama; CEO, Chairman       1997     $132,500      $35,000          7,500                     0
 and Director, Mobile Bank;
 Director, Trust Company

J. Stephen Nelson                   1999     $141,000      $25,000          8,000               $13,137
 Chairman and Director,             1998     $133,600      $25,000          7,500               $11,776
 South Alabama; Chairman and        1997     $122,000      $25,000          7,500               $ 6,570
 Director, Brewton Bank;
 Director, Trust Company

Haniel F. Croft                     1999     $126,000      $12,500          4,000               $12,231
 Director, South Alabama;           1998     $126,000      $12,096          3,000               $10,163
 CEO, President and Director,       1997     $122,400      $ 7,013          7,500               $ 7,470
 Monroeville Bank

Stratton F. Lewis, Jr.              1999     $113,100      $ 8,791              0               $ 6,673
 Director and EVP, South Alabama;   1998     $109,500      $ 8,541              0               $ 6,460
 CEO, Chairman, President and       1997     $104,200      $ 8,125              0               $ 6,148
 Director, Sweet Water Bank

W. Gaillard Bixler                  1999     $100,000      $12,500          4,000               $ 9,434
 EVP and COO, South Alabama;        1998     $ 94,617      $13,393          3,000               $ 8,166
 CEO, President and Director,       1997     $ 88,471      $12,254          3,000               $ 6,570
 Brewton Bank


(1) Although Messrs. Lamar, Nelson, Croft, Lewis and Bixler received perquisites and other personal benefits in the years shown, the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of their salary and bonus in any year.
(2) Includes for Mr. Nelson and Mr. Bixler in 1997 both salary and $3,600 in director's fees paid by the Brewton Bank. Includes for Mr. Lewis director fees paid by the Sweet Water Bank amounting to $7,600 in 1999, $7,000 in 1998 and $6,700 in 1997.
(3) Amounts represented were paid by South Alabama for Mr. Lamar and Mr.Nelson for all years shown and for Mr. Croft, Mr. Lewis and Mr. Bixler in 1999 only.
In 1998 and 1997, amounts represented were paid by the Monroeville Bank
Performance Compensation Plan for Mr. Croft, the Sweet Water Bank Bonus Plan for Mr. Lewis and the Brewton Bank Incentive Compensation Plan for Mr. Bixler.
(4) All stock options shown have been adjusted for the 3 for 2 stock split paid in June 1998.
(5) Represents employer matching and contributions to the South Alabama
Savings and Profit Sharing Plan for Messrs. Lamar, Nelson, Croft and Bixler in 1999 and 1998; in 1997, represents employer contributions to the Brewton
Bank Profit Sharing Plan for Mr. Nelson and Mr. Bixler, the Monroeville Bank
Profit Sharing Plan for Mr. Croft; represents for Mr. Lewis for all years shown contributions paid by the Sweet Water Bank SEP Plan.

Stock Options

    The following table sets forth the grant of stock options during 1999 to Mr. Lamar, Mr. Nelson, Mr. Croft, Mr. Lewis and Mr. Bixler.

                    OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        Potential
                         Number of      % of Total                                      Realizable Value
                         Shares         Options/SARs                                    Assuming Rates of
                         Underlying     Granted to       Exercise                       Stock Price
                         Options/SARs   Employees        or Base        Expiration      Appreciation(1)
Name                     Granted        in Fiscal Year   Price ($/Sh)   Date            5%         10%
W. Bibb Lamar, Jr.       10,000(2)      23.25%           $15.6250       01/19/09        $116,533   $318,497
J. Stephen Nelson         8,000(2)      18.60%           $15.6250       01/19/09        $ 93,226   $254,798
Haniel F. Croft           4,000(2)       9.30%           $15.6250       01/19/09        $ 46,611   $127,396
Stratton F. Lewis, Jr.        0          0                     0               0               0          0
W. Gaillard Bixler        4,000(2)       9.30%           $15.6250       01/19/09        $ 46,611   $127,396

(1) Calculated by comparing the exercise price of such options and the market value of the shares of common stock subject to such options, assuming the market price of such shares increases by 5% and 10%, respectively, over the term of the options.
(2) Incentive Stock Options which became exercisable on January 19, 2000.

 The following table includes information with respect to unexercised options held by Mr. Lamar, Mr. Nelson, Mr. Croft, Mr. Lewis and Mr. Bixler. All options shown have been adjusted for the 3 for 2 stock split paid in June 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                        Number of Shares Underlying      Value of Unexercised
                        Unexercised Options/SARs Held    In-the-Money Options/SARs At
                        At December 31, 1999 (#)         December 31, 1999 ($)(1)
                        -----------------------------  --------------------------
Name                    Exercisable   Unexercisable    Exercisable  Unexercisable

W. Bibb Lamar, Jr.          11,250    10,000                 0           0
                             7,500                     $24,922
                             7,500                     $23,671
                             7,500                     $26,171
                             9,000                     $31,406
                            11,250                     $66,249

J. Stephen Nelson            7,500     8,000                 0           0
                             7,500                     $24,922
                             7,500                     $23,671
                             7,500                     $26,171
                            11,538                     $40,262

Haniel F. Croft              3,000     4,000                 0           0
                             7,500                     $23,671

Stratton F. Lewis, Jr.           0         0                 0           0

W. Gaillard Bixler           3,000     4,000                 0           0
                             3,000                     $ 9,969
                             3,000                     $ 9,468
                             4,500                     $15,703
                             7,500                     $26,171

(1) Based on the average of the closing bid and ask prices quoted in the NASDAQ inter-dealer system on December 31, 1999, minus the exercise price.

Pension Plans

       South Alabama maintains a pension plan and certain other long-term compensation plans, as described below.

 The following table reflects estimated annual benefits payable under the Retirement Plan for Employees of South Alabama (the "South Alabama Plan") in effect as of December 31, 1999 at various salary and years of service levels, assuming retirement at age 65.

                           PENSION PLAN TABLE

Compensation     Years of Credited Service
               ----------------------------------------------------
                 10       15       20       25       30       35

 25,000        $ 2,500  $ 3,750  $ 5,000  $ 6,250  $ 7,500  $ 8,750
 50,000          5,000    7,500   10,000   12,500   15,000   17,500
 75,000          7,500   11,250   15,000   18,750   22,500   26,250
100,000         10,000   15,000   20,000   25,000   30,000   35,000
125,000         12,500   18,750   25,000   31,250   37,500   43,750
150,000         15,000   22,500   30,000   37,500   45,000   52,500
175,000*        15,000   22,500   30,000   37,500   45,000   52,500

*Maximum Compensation for 1999 under IRC 401(a)(17) is $160,000.

  The amounts reflected are single life benefits computed under the South Alabama Plan's basic formula. The South Alabama Plan provides generally for a monthly benefit commencing at age 65 equal to 1% of the employee's average monthly base compensation during the highest 5 consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years. Alternative plan formulas which may apply to certain participants who participated in predecessor pension plans, might produce a greater benefit in some situations. Joint and survivor benefits would be less. Social Security benefits do not affect payments made under the South Alabama Plan. As of December 31, 1999, Mr. Lamar was credited with 11 years of service, Mr. Nelson was credited with 20 years of service, Mr. Croft was credited with 30 years of service and Mr. Bixler was credited with 10 years of service.

  The Mobile Bank. The Mobile Bank maintains an unfunded and unsecured Supplemental Retirement Plan (the "Supplemental Plan") designed to supplement the benefits payable under the South Alabama Plan for certain key employees selected by the Mobile Bank's Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Mobile Bank, and the Supplemental Plan is designed to afford the participant the same pension he would receive under the South Alabama Plan if he were given years-of-service credit as if he were employed by the Mobile Bank his entire banking career, reduced by benefits actually payable to him under the South Alabama Plan and any retirement benefit payable to him under any such plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.

  Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, cannot be determined until retirement or disability. Management of the Mobile Bank does not believe any current expense and any liabilities associated with the Supplemental Plan are material.

  Savings and Profit Sharing Plan.   South Alabama maintains the South
Alabama Bancorporation Savings & Profit Sharing Plan.   Subject to certain
employment and vesting requirements, all South Alabama personnel are permitted to participate in the plan. An eligible employee may defer up to 10% of his or her pay into the plan. The employer makes a matching contribution as follows: $1.00 for $1.00 on the first 2%, $0.75 for $1.00 on the next 2% and $0.50 for $1.00 on the next 2%. If an employee defers 6% of pay, that employee would receive a 4.5% matching contribution. At the beginning of each year the South Alabama Board of Directors sets the profit sharing goal and at the end of the year the Board of Directors determines the amount of the profit sharing contribution to be made. The profit sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio.

  The Sweet Water Bank. The Sweet Water Bank maintained a Simplified Employee Pension Plan (SEP). Benefits under this arrangement are 100% vested and contributions are allocated to each eligible employee based on an individual compensation to total compensation ratio. Effective January 1, 2000 this plan terminated and all eligible employees are covered under the South Alabama Bancorporation Savings & Profit Sharing Plan.

Change in Control Compensation Agreements

  The Mobile Bank entered into a Change in Control Compensation Agreement with Mr. Lamar on November 14, 1995. The Brewton Bank entered into Change in Control Compensation Agreements with Mr. Nelson and Mr. Bixler on November 29, 1995. The Monroeville Bank entered into a Change in Control Compensation Agreement with Mr. Croft on March 31, 1997. These Change in Control Compensation Agreements (the "Agreements") provide that if Mr. Lamar, Mr. Nelson, Mr. Bixler or Mr. Croft, are terminated other than for "cause" (as defined), following a change in control, or if their assigned duties or responsibilities are diminished such that they are inconsistent with their present positions, they shall be entitled to receive a cash payment equal to three times their average annual earnings (as defined), in the case of Mr. Lamar and Mr. Nelson, two times average annual earnings in the case of Mr. Croft and one and one-half times average earnings in the case of Mr. Bixler. Certain other existing employee benefits may also be available to each of Mr. Lamar, Mr. Nelson, Mr. Croft and Mr. Bixler under terms of these Agreements for a period after termination of three years for Mr. Lamar and Mr. Nelson and eighteen months for Mr. Croft and Mr. Bixler. The Agreements automatically renew each calendar year unless terminated by the Mobile Bank, the Brewton Bank or the Monroeville Bank at least 90 days prior to any December 31.

Compensation of Directors

  South Alabama directors who are not officers are paid a $1,500 annual retainer, $400 for each Board meeting attended and $200 for each committee meeting attended.

Five Year Total Stockholder Return Comparison

  The following indexed graph compares South Alabama's five-year cumulative total stockholder return with the NASDAQ Market Index and with a published peer group industry index, prepared by Media General Financial Services, comprised of bank holding companies in the southeast regional section of the United States. The comparison assumes the investment of $100 on December 31, 1994, with dividends reinvested quarterly through December 31, 1999. Returns of each component issuer have been weighted according to that issuer's market capitalization.



Graph of Five Year Total Stockholder Return Comparison chart

                               1994    1995       1996       1997       1998       1999
SOUTH ALABAMA BANCORPORATION   $100    $112.45    $111.76    $226.89    $212.24    $177.19
MGFS SOUTHEAST REGIONAL BANKS   100     147.91     188.81     326.72     311.16     258.80
NASDAQ MARKET INDEX             100     129.71     161.18     197.16     278.08     490.46


Report of Personnel/Compensation Committee of the Board of Directors

General Policies

  The Personnel/Compensation Committee of the Board of Directors of South Alabama (the "Committee") has responsibility for recommending to the Board the salaries and bonuses of all South Alabama officers. Additionally, the Committee has oversight responsibility with respect to the compensation of all other executive officers of South Alabama's subsidiaries. Other than South Alabama officers, all salaries are set at the subsidiary level.

  The overall objectives of South Alabama's compensation program are to attract and retain the best possible banking talent, to motivate its officers to achieve the goals established in the business strategy, to recognize both individual contributions and overall business results and to link shareholder and executive interests through long term equity-based plans.

  Base Salary. Except as noted above, executive officer salaries are reviewed annually by the appropriate subsidiary personnel committee. Individual salaries are set only after consideration of the officer's level of responsibility, experience and individual performance, and review of external competitive practices. In order to determine external competitive practices, the personnel committees review, and expect to continue to review, salary surveys conducted by independent compensation consulting firms. In establishing the base salaries for the executive officers, the personnel committees consider the results of such surveys, but may establish the base salary for executives above or below the averages indicated in those surveys. The amounts paid to the Chief Executive Officer and the Chairman of South Alabama, and to the Chief Executive Officers and Presidents of the Monroeville Bank, the Sweet Water Bank and the Brewton Bank in 1999 are shown in the Summary Compensation Table under the heading "Annual Compensation-Salary."

  The Mobile Bank Bonus Plan. Based on individual and departmental performance and net income profitability goals, the Chief Executive Officer of the Mobile Bank recommends for consideration to the personnel committee of the Mobile Bank annual bonuses to officers. Consideration is given to the officer's level of responsibility and the judgment of the Mobile Bank's personnel committee of that officer's potential contribution to the overall performance of the Mobile Bank. Additional consideration was given to the effect the savings and profit sharing plan had on officer compensation.

  The Brewton Bank Incentive Compensation Plan. Each year the Brewton Bank establishes a pool of funds equal to 15% of total officers' salaries. Based upon the performance of the Brewton Bank, the department and the individual, an officer can earn up to 15% of his or her base salary, payable in a lump sum after the close of the year. For each officer other than the top two executives of the Brewton Bank, the formula is based 40% on the Brewton Bank's achievement of required levels of return on assets, 40% on achievement of individual and departmental goals as established at the beginning of the year, and 20% on the results of the officer's annual review as conducted by his or her supervisor. Each of the two most highly ranked officers automatically receives the same percentage of his or her total available amount as the average for all other officers. The amount awarded to the Chief Executive Officer and President of the Brewton Bank under the Brewton Bank's Incentive Compensation Plan for 1998 is set forth in the "Annual Compensation-Bonus" column of the Summary Compensation Table.

  The Monroeville Bank Performance Compensation Plan. The Monroeville Bank Performance Compensation Plan was designed to maximize long-term shareholder value by maximizing and balancing long-term profit and growth. After the budget is completed, senior management meets and sets goals for increases over the previous year for loan volume, deposit volume, net interest margin, non-interest income, loan losses and productivity. Each category is weighted depending on where management feels the need to place the most emphasis for that year. At the end of the year, if goals are exceeded compensation is paid to the officers and employees based on the weighted categories and the amount by which the goals are exceeded. All officers and employees receive the same percent of their gross annual salary. The amount awarded to the Chief
Executive Officer and President of the Monroeville Bank under the Monroeville Bank's Incentive Compensation Plan for 1998 is set forth in the "Annual Compensation-Bonus" column of the Summary Compensation Table.

  The Demopolis Bank Bonus Plan. Each year the Demopolis Bank's salary committee, after review with the Demopolis Bank Board of Directors, awards a fixed bonus to eligible employees. All officers and full-time employees receive $600, and part-time employees receive a pro-rata share of $600, based on the number of hours worked.

  The Sweet Water Bank Bonus Plan. The Sweet Water Bank maintains a bonus plan for all full-time eligible employees. Each December, after a review of profitability and other performance related goals achieved through November, the bank awards eligible employees the equivalent of one month's salary as a bonus.

  The Trust Company Incentive Compensation Plan. The Trust Company establishes annually a pool of funds equal to 15% of total trust officers' salaries. Each trust officer has the opportunity to earn an additional 15% of his or her annual base compensation, based upon the financial performance of the company and the individual performance of the officer in achieving his or her personal goals. All officers are eligible to participate, exclusive of the Chief Executive Officer of the Trust Company, and payments are made in a lump sum payment at the end of each year.

  Stock Options. Stock options are South Alabama's and its subsidiaries' principal long-term incentive vehicle. The Committee believes that stock options not only motivate and reward executives for exceptional performance, but also align their goals more closely with those of the South Alabama shareholders by affording the recipients an opportunity for stock ownership in South Alabama. The stock option plan is designed to encourage a long-term perspective by providing a ten-year term, which includes a nine-year exercise period and a one-year period after the date of grant during which the option cannot be exercised.

  The number of options awarded to each officer generally is tied to the officer's level of responsibility, with the result that senior executive officers typically receive greater awards than other officers. The Committee takes into consideration previous grants to an individual officer as well as all other factors.

  The shares of the Common Stock covered by options awarded during 1999 to the Chief Executive Officer and the other named executive officers are shown in the table entitled "Option Grants in Last Fiscal Year," and the options previously granted and outstanding at year-end are shown in the table entitled "Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values."

  Other Compensation. Additionally, South Alabama's subsidiaries maintain broad-based employee benefit plans, including pension plans and 401(k) savings and profit sharing plans, as described elsewhere in this document in the section entitled "Pension Plans." Officers of South Alabama participate in such plans on the same basis as other employees.

Chief Executive Compensation

  The Committee meets in executive sessions to review the Chief Executive Officer's salary and from time to time, but not necessarily annually, consults with salary administration firms and/or uses compensation surveys with respect to competitors' practices. Compensation of the Chief Executive Officer is determined in accordance with the same basic factors as described above for other executive officers.

  The 1999 base salary increase for the Chief Executive Officer was established after a review of market data from independent compensation surveys. The Committee is empowered to recommend to the Board the Chief Executive Officer's base salary in its discretion and without regard to particular factors. The Committee considered, however, that 1998 corporate earnings objectives had been exceeded. The Committee also considered the achievement of certain other strategic objectives, both financial and otherwise, under his leadership, including acceptable asset quality, capital ratios, liquidity ratios, interest rate margins and other financial goals.

  The 1999 bonus for the Chief Executive Officer for achieving the net income goal was $40,000, an amount equal to approximately 26% of his 1999 salary. In setting the amount of the bonus, the Committee considered the continued improvement in the financial performance of South Alabama during the year as well as the successful attainment of other non-financial related goals.

  The Committee also granted to the Chief Executive Officer options to purchase 10,000 shares of South Alabama Common Stock, as described in the table entitled "Option Grants in Last Fiscal Year."

  The members of the Committee are as follows: Stephen G. Crawford, James P. Hayes, Jr., Clifton C. Inge and Thomas E. McMillan, Jr.

                    CERTAIN TRANSACTIONS AND MATTERS

  Some of the directors, executive officers, and nominees for election as directors of South Alabama, as well as firms and companies with which they are associated, are and have been customers of its subsidiary banks and as such have had banking transactions, including loans and commitments to loan, with subsidiary banks during 1999. These loans and commitments to loan, including loans and commitments outstanding at any time during the period, were made in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of subsidiary bank management, did not involve more than the normal risk of collectibility or present other unfavorable factors.

  Stephen G. Crawford, a director and nominee, is a member of the law firm of Hand Arendall, L.L.C., which serves as counsel for South Alabama and the Mobile Bank and the Trust Company. Broox G. Garrett, Jr., a director and nominee, is a partner in the law firm of Thompson, Garrett & Hines, L.L.P., which serves as counsel for the Brewton Bank and the Trust Company. John B. Barnett, III, a director, executive officer and nominee, is a member of the law firm of Barnett, Bugg, Lee & Holzborn, L.L.C., which serves as counsel for the Monroeville Bank. Richard S. Manley, director and nominee, is a partner in the law firm of Manley, Traeger, Perry & Stapp, which serves as counsel for the Demopolis Bank.


                         APPOINTMENT OF AUDITORS

 The Board of Directors of South Alabama, on recommendation of the Audit Committee, engaged Arthur Andersen LLP as South Alabama's independent accountant and auditor beginning in 1995. The engagement was entered into on September 27, 1995. Arthur Andersen will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.


                              OTHER MATTERS

  Management currently does not know of any other matters to be presented at the meeting.

  If a Proxy in the form enclosed is executed properly and is returned, the shares represented thereby will be voted in accordance with the directions given in that Proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions herein contained, "For" the Board of Directors' nominees in the election of directors. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors. At any time prior to its exercise, a Proxy may be revoked by written notice or a subsequently dated Proxy delivered to the Secretary of South Alabama.

 Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited in person or by telephone by directors, officers, and other employees of South Alabama and its subsidiary banks. The cost of printing, assembling, and mailing this Proxy Statement and related material furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of South Alabama, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by South Alabama.

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the meeting. Once a quorum is established, (i) directors must be elected by a plurality of the shares of Common Stock present, in person or by proxy, and (ii) any other action to be taken must be approved by a majority of the shares of Common Stock present, in person or by proxy. For voting purposes, abstentions and broker non-votes will in effect count as "no" votes.

  Stockholder proposals intended to be submitted for consideration at the 2001 Annual Meeting of the Shareholders of South Alabama must be submitted in writing to and received by the Secretary of South Alabama not later than December 11, 2000 to be included in South Alabama's Proxy Statement and form of Proxy relating to that meeting. The named proxies for the 2001 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received in writing by February 24, 2001, and they will exercise their authority in accordance with the recommendations of South Alabama's Board of Directors.






                                  /s/F. Michael Johnson
                                  F. Michael Johnson
                                  Chief Financial Officer
                                  and Secretary




Enclosures
April 10, 2000


                SOUTH ALABAMA BANCORPORATION, INC.

      Proxy for Annual Meeting of Stockholders, May 11, 2000

               Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of South Alabama Bancorporation, Inc., do hereby nominate, constitute, and appoint
Dan Britton and Kay I. McKee and each of them, with full power to act alone, my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place, and stead to vote all of the Common Stock of South Alabama Bancorporation, Inc. standing in may name on its books on March 24, 2000, at the Annual Meeting of its shareholders to be held at 100 Saint Joseph Street, Mobile, Alabama, on May 11, 2000, at 10:00 a.m. C.D.T., and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:


1. Election of Directors.


___ FOR all nominees listed below (except          ___ AGAINST all nominees
    as marked to the contrary below)                   listed below

John B. Barnett, III, Stephen G. Crawford, Haniel F. Croft, David C. De Laney, Broox G. Garrett, Jr., W. Dwight Harrigan, James P. Hayes, Jr., Clifton C. Inge, W. Bibb Lamar, Jr., Stratton F. Lewis, Jr., Richard S. Manley, Kenneth
R. McCartha, Thomas E. McMillan, Jr., J. Richard Miller, III, Harris V. Morrissette, J. Stephen Nelson, Paul D. Owens, Jr. and Earl H. Weaver.


(Instruction: To withhold your vote for any individual nominee, write that nominee's name in the space provided below.


---------------------------------------------------------------------------

(Continued and to be signed on the other side)


2. Other Business.

   Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

  If properly executed and returned, the shares represented by this Proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Board of Directors' Proxy Statement dated April 10, 2000, "FOR" the Board's nominees in the Election of Directors. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors.

This Proxy may be revoked at any time prior to its exercise by delivery of written notice or a subsequently dated Proxy to the Secretary of South Alabama Bancorporation, Inc.

Please date, sign , and mail this Proxy in the envelope provided.
Postage not necessary if mailed in the United States.


                Number of
                Shares

                -----------          DATED:      _______________________, 2000

                                     SIGNED:     _______________________

                                                 (Please sign exactly as the
                                                 name appears hereon.  If
                                                 stock is held in the names of
                                                 joint owners, each should
                                                 sign.  Attorneys, Executors,
                                                 Administrators, etc. should
                                                 so indicate)